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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Petroleum Geo-Services ASA:

        We consent to the incorporation by reference in the registration statement (No. 333-160268) on Form S-3 of Geokinetics Inc. of our report dated November 17, 2009, with respect to the combined balance sheets of Onshore Group, owned by Petroleum Geo-Services ASA, (the Company or the Onshore Group) as of December 31, 2008 and 2007, and the related combined statements of operations, changes in parent net invested capital, and cash flows for each of the years in the three-year period ended December 31, 2008, which report appears in the Form 8-K of Geokinetics Inc. dated December 7, 2009 and to the reference to our firm under the heading "Experts" in the prospectus supplement. Our report dated November 17, 2009 contains an explanatory paragraph that states that the combined financial statements have been prepared from the separate records maintained by the Company and may not necessarily be indicative of the conditions that would have existed or the results of operations if the Company had been operated as an unaffiliated entity, as discussed in note 2 to the combined financial statements.

Houston, Texas
December 7, 2009

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm